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Board of Directors
CyberCash, Inc.
2100 Reston Parkway, Third Floor
Reston, Virginia  20191


Ladies and Gentlemen:

         I am general counsel of CyberCash, Inc., a Delaware corporation (the "COMPANY"), and am rendering this opinion in connection with its registration statement on Form S-8, as amended (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission relating to the proposed public offering of up to 2,000,000 shares of the Company's common stock, par value $.001 per share, all of which shares (the "SHARES") are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, I have examined copies of the following documents:

         1.      An executed copy of the Registration Statement.

         2. The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on July 18, 1997 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

         4. CyberCash, Inc. 1995 Stock Option Plan, as amended, CyberCash, Inc. Employee Stock Purchase Plan, and CyberCash, Inc. 1995 Non-Employeee Directors' Stock Option Plan, as amended (collectively the "Plans").

         5. Resolutions of the Board of Directors of the Company adopted on April 25, 1997, April 6, 1997 and December 20, 1995, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the adoption
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                 of the Plans and the issuance and sale of the Shares and
                 arrangements in connection therewith.

         In our examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. I express no opinion herein as to any other laws, statutes, regulations, or ordinances.

         Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares and (iii receipt by the Company of the consideration for the Shares specified in the Plans and related stock option agreements , the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

         I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

         I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement. In giving this consent, I do not thereby admit that I are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                        Very truly yours,



                                        Russell B. Stevenson, Jr.
                                        General Counsel, CyberCash, Inc.